FOR IMMEDIATE RELEASE:

HOTEL RESERVATIONS NETWORK CHANGES COMPANY NAME TO HOTELS.COM

“The Best Prices at The Best Places...Guaranteed”

Dallas, TX, April 25, 2002 – Hotel Reservations Network (NASDAQ: ROOM), the largest specialized provider of discount lodging worldwide, today announced that the Company is changing its name to Hotels.com, effective immediately. The Company’s new global brand name will now become its official company name. Its Class A common shares will continue to trade on NASDAQ under the stock symbol ROOM.

“There is extraordinary power in the name hotels.com,” stated Bob Diener, president of Hotels.com. “We believe that over a relatively short period of time, the name hotels.com will become a well-recognized consumer brand name. When people need discount hotel rooms, we expect that they will turn increasingly to hotels.com.”

David Litman, chairman and CEO of Hotels.com added, “We intend to fully utilize the strength of our new brand as a way to differentiate our company from the rest of the online travel sector. Our new company name, Hotels.com, underscores our position as the largest and most successful specialized provider of discount hotel accommodations worldwide.”

About Hotels.com
Hotels.com (NASDAQ: ROOM), a majority-owned subsidiary of USA Networks, Inc.’s (NASDAQ: USAI) Interactive Group, is the largest specialized provider of discount hotel accommodations worldwide, providing service through its own websites (including www.hotels.com and others), more than 25,000 affiliated websites, and three toll-free call centers (1-800-2-HOTELS). Hotels.com provides accommodations to travelers at over 6,000 properties in 218 markets in North America, Europe, the Caribbean and Asia. The company offers a one-stop shopping source for hotel pricing, amenities and availability, and also specializes in providing travelers with accommodations for sold-out periods.

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FOR FURTHER INFORMATION:

GENERAL and ANALYST INQUIRIES:	MEDIA INQUIRIES:
Molly Branch Director of Investor Relations Hotels.com 214-361-7311, ext. 1331 mbranch@hotels.com	Lois Fuhr Fuhr & Associate 206-236-0606 lfuhr@fuhrassoc.com